EXHIBIT 10.4

List of Holders

Purchaser	Subscription Amount
Forge Trust Co. CFBO Andrew Tobias IRA 311972	$200,000
John F. Levy	$100,000
The Trustee of the Judson Dean LaCapra Revocable Trust dated October 3, 2021	$25,000
Wilhem Boulay	$25,000